Stradley Ronon Stevens & Young, LLP
2600 One Commerce Square
Philadelphia, Pennsylvania 19103-7098
(215) 564-8000
November 19, 2010
Board of Trustees
AIM Funds Group (Invesco Funds Group)
11 Greenway Plaza, Suite 2500
Houston, Texas 77046-1173
Re:	Registration Statement on Form N-14
Ladies and Gentlemen:
     We have acted as counsel to AIM Funds Group (Invesco Funds Group) (“AFG”), a Delaware statutory trust, in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “Registration Statement”). Pursuant to an Agreement and Plan of Reorganization (the “Agreement”), Invesco Global Core Equity Fund (the “Acquiring Fund”), a series of AFG, will assume the assets and liabilities of the corresponding series of AIM Investment Funds (Invesco Investment Funds) identified on Exhibit A hereto (each a “Target Fund”) in exchange for shares of the Acquiring Fund, as set forth on Exhibit A (each a “Reorganization” and, collectively, the “Reorganizations”).
     We have reviewed the Amended and Restated Agreement and Declaration of Trust and Amended and Restated By-Laws of AFG, in each case as amended to the date hereof, resolutions adopted by AFG in connection with the Reorganizations, the form of Agreement, which has been approved by AFG’s Board of Trustees, the Registration Statement and such other legal and factual matters as we have deemed appropriate.
     This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act governing the issuance of the shares of AFG and the reported case law thereunder, and does not extend to the securities or “blue sky” laws of the State of Delaware or other States.
     We have assumed the following for purposes of this opinion:
     1. The shares of the Acquiring Fund will be issued in accordance with AFG’s Amended and Restated Agreement and Declaration of Trust (the “Trust Agreement”) and Amended and Restated By-Laws, each as amended to date, the Agreement, and resolutions of AFG’s Board of Trustees relating to the creation, authorization and issuance of shares and the Reorganizations.
     2. The shares of the Acquiring Fund will be issued against payment therefor as described in the Agreement, and such payment will be at least equal to the net asset value of such shares.
     3. The Agreement, substantially in the form reviewed by us, will be executed and delivered.

     4. The registration statement registering new Class R shares for the Acquiring Fund will become effective.
     On the basis of and subject to the foregoing, we are of the opinion that the shares of the Acquiring Fund to be issued to the corresponding Target Fund shareholders as provided by the Agreement are duly authorized, and upon delivery will be validly issued and outstanding, and will be fully paid and non-assessable by AFG.
     Both the Delaware Statutory Trust Act, as amended, and the Trust Agreement provide that shareholders of AFG shall be entitled to the same limitation on personal liability as is extended under the Delaware General Corporation Law, as amended, to stockholders of private corporations for profit. There is a remote possibility, however, that, under certain circumstances, shareholders of a Delaware statutory trust may be held personally liable for that trust’s obligations to the extent that the courts of another state that does not recognize such limited liability were to apply the laws of such state to a controversy involving such obligations. The Trust Agreement also provides for indemnification out of property of the Acquiring Fund for all loss and expense of any shareholder held personally liable for the obligations of such Fund. Therefore, the risk of any shareholder incurring financial loss beyond his or her investment due to shareholder liability is limited to circumstances in which the Acquiring Fund is unable to meet its obligations and the express limitation of shareholder liabilities is determined by a court of competent jurisdiction not to be effective.
     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

Sincerely yours, STRADLEY RONON STEVENS & YOUNG, LLP
By:	/s/ Matthew R. DiClemente
Matthew R. DiClemente, Esq., a Partner

EXHIBIT A

Acquiring Fund (and share classes) and Acquiring Entity	Corresponding Target Fund (and share classes) and Target Entity

Invesco Global Core Equity Fund, a series of AIM Funds Group (Invesco Funds Group)	Invesco Global Fund, a series of AIM Investment Funds (Invesco Investment Funds)
Class A	Class A
Class B	Class B
Class C	Class C
Class R	Class R
Class Y	Class Y
Institutional	Institutional

Invesco Global Core Equity Fund, a series of AIM Funds Group (Invesco Funds Group)	Invesco Global Dividend Growth Securities Fund, a series of AIM Investment Funds (Invesco Investment Funds)
Class A	Class A
Class A	Class B
Class C	Class C
Class Y	Class Y

Invesco Global Core Equity Fund, a series of AIM Funds Group (Invesco Funds Group)	Invesco Van Kampen Global Equity Allocation Fund, a series of AIM Investment Funds (Invesco Investment Funds)
Class A	Class A
Class A	Class B
Class C	Class C
Class Y	Class Y

Invesco Global Core Equity Fund, a series of AIM Funds Group (Invesco Funds Group)	Invesco Van Kampen Global Franchise Fund, a series of AIM Investment Funds (Invesco Investment Funds)
Class A	Class A
Class B	Class B
Class C	Class C
Class Y	Class Y

A-1